Exhibit 99.1

NGP Capital Resources Company

Announces Portfolio Investment

Update on Investment Activity

Houston (BusinessWire) – September 28, 2005 – NGP Capital Resources Company (NASDAQ: NGPC) today announced that it has closed a $50 million Senior Secured Credit Facility (the “Facility”) with Chroma Exploration and Production, Inc., (“Chroma”), a Texas based developer and producer of Texas and Louisiana oil and gas properties. NGPC acted as arranger and agent for the Facility and has committed to fund 50% of the amounts available, with the remaining commitments provided by other lenders. Initial availability and funding under the Facility is approximately $20 million.

The Facility is structured as a three year term loan and has a coupon of LIBOR plus 6.0%. The Facility is secured by substantially all of Chroma’s properties. Additionally, as partial consideration for providing the Facility, NGPC received an overriding royalty interest in Chroma’s properties. NGPC has also purchased $2 million of a $19.7 million Series A Participating Preferred Stock issue by Chroma. The Series A Preferred Stock has a 6% dividend, payable in kind or in cash under certain conditions.

Proceeds of the Senior Secured Credit Facility and the Series A Participating Preferred Stock will be used by Chroma to acquire and develop oil and gas assets located primarily in the state waters of Texas and Louisiana, and to develop Chroma’s existing properties. Petrie Parkman & Co. acted as financial advisor to Chroma on the transaction.

Following this investment, NGPC has invested in 7 portfolio companies, having committed and made available for funding approximately $122 million, with approximately $106 million currently outstanding.

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment portfolio will be principally in energy related private companies. From time to time, the Company may also invest in public companies that are not thinly traded. The Company expects to invest primarily in senior secured and mezzanine loans in furtherance of its business plan and may receive equity investments in portfolio companies in connection with such investments. NGP Capital Resources Company is managed by NGP Investment Advisor, LP, an affiliate of Natural Gas Partners, LLC, a leading energy sector private equity investor.

This press release contains forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the company carefully before investing. Such information and other information about the company will be available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC’s website, www.sec.gov. Prospective investors should read such materials carefully before investing.

CONTACT: Steve Gardner, 713-752-0062 (investor_relations@ngpcrc.com)